EXHIBIT 99.1

United-Guardian Announces Appointment of New President & CEO

HAUPPAUGE, N.Y., Oct. 25, 2022 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ: UG), a manufacturer of cosmetic ingredients, pharmaceuticals, medical and health care products, and specialty chemicals, announced today that the company’s Board of Directors has appointed Beatriz Blanco the company’s next President and Chief Executive Officer. Ms. Blanco will also be joining the company’s Board of Directors. She succeeds Ken Globus, the company’s current President & CEO, who will be retiring after almost 40 years with the company. Mr. Globus will continue with the company in an advisory role for as long as is necessary to ensure a smooth transition, and intends to continue as a member of the company’s Board of Directors.

Ms. Blanco has over 20 years of experience in the personal care sector, including Global Business Director with Momentive Performance Materials and Marketing Director with International Specialty Products. She has an MBA from Fairleigh Dickinson University, and a Master of Science in Chemical Engineering from Carnegie Mellon University. Her employment with the company will commence on November 1st.

“Beatriz is the ideal person to take over the leadership role at United-Guardian,” said Ken Globus, United-Guardian’s President & CEO. “With her extensive marketing experience in the personal care industry, and her business development skills, she will be well positioned to develop new strategies for growth, including strategic alliances and joint ventures, with the goal of increasing revenue from both domestic and international sales. I don’t believe we could have found a more qualified person to take United-Guardian to the next level.”

Contact: Ken Globus
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.